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                                   EXHIBIT 1


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      STOCKHOLDER AGREEMENT,  dated as of December 31, 1996, among Argo Bancorp,
Inc., a corporation organized under the laws of the State of Delaware (the "Company"), The Deltec Banking Corporation Limited, a banking corporation organized under the laws of the Commonwealth of the Bahamas ("Deltec"), and John
G. Yedinak, the controlling stockholder of the Company (the "Controlling Stockholder"), who is signing this Agreement solely for the purposes of Section
1.1 hereof.

                              W I T N E S S E T H

      WHEREAS, concurrently with the execution and delivery hereof, Deltec has purchased 111,563 2/3 shares (the "Shares") of original common stock, par value $0.01 per share (the "Common Stock") of the Company, pursuant to the Stock
Purchase Agreement, dated as of December 31, 1996 (the "Stock Purchase Agreement"), between the Company and Deltec;

      WHEREAS, as of the date hereof, the Company has the authority to issue 5,000,000 shares of the par value $0.01 per share, of which 4,500,000 shares are common stock and 500,000 shares are serial preferred stock, and the Company's authorized common stock consists of 3,020,000 shares designated as original common stock, 340,000 shares designated as Class B common stock, 340,000 shares designated as Class C common stock and 800,000 shares designated as Class D common stock, of which 446,254 2/3 shares of Common Stock have been issued (after giving effect to Deltec's purchase of the Shares) and no shares of Class B common stock, Class C common stock or Class D common stock have ever been issued or authorized to be issued, and no shares of serial preferred stock have ever been issued or authorized to be issued; and

      WHEREAS, by entering into this Agreement and the Stock Purchase Agreement, the Company, Deltec and the Controlling Stockholder understand that Deltec's acquisition of the Shares is solely for Deltec's own account for the purpose of investment and for the purpose of owning up to, but not more than, 25% of the outstanding voting stock of the Company and with no purpose or effect of controlling or exercising a controlling influence over the management or policies of the Company;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Deltec to purchase the Shares as contemplated by the Stock Purchase Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              BOARD OF DIRECTORS

      1.1 DIRECTORS. So long as this Agreement shall continue in effect and so long as Deltec shall own at least 15% of the outstanding Common Stock of the Company, Deltec shall have the right to nominate one director to serve on the Board of Directors of the Company, and so long as Deltec shall remain in compliance with Section 1.2 of this Agreement, the Controlling


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Stockholder  shall vote (or cause to be voted) all shares of Common  Stock owned by him for the election as a director of the Company of the nominee designated by Deltec at any annual or special meeting called for such purpose.

      1.2 REBUTTAL AGREEMENT. While this Agreement continues in effect, Deltec shall remain in compliance with the Rebuttal Agreement between Deltec and the Office of Thrift Supervision.

                                  ARTICLE II

                       SALE OR PURCHASE OF CAPITAL STOCK

      2.1 ISSUANCE OF CAPITAL STOCK. If the Company shall at any time propose to issue or sell any additional shares of its Common Stock (the "Additional Shares"), whether such shares are authorized but previously unissued shares or are treasury shares, then the Company shall notify Deltec thereof as promptly as practicable and shall offer to sell to Deltec, concurrently with the issuance and sale of the Additional Shares, such number of additional shares of Common Stock (including fractional shares) so that Deltec shall continue, after giving effect to such sales, to own exactly 25% of the outstanding shares of Common Stock. In case such sale of Additional Shares if for cash, the Company's offer to Deltec shall be at a purchase price equal to the price per share paid for the Additional Shares and shall be upon substantially the same other terms and conditions, except that in the case of the exercise of employee stock options, the Company's offer to Deltec shall be at a price equal to the Market Price (as hereinafter defined) on the date of sale. In case such sale of Additional Shares if for consideration other than cash, the Company's offer to Deltec shall be at a price equal to the fair market value per share of such other consideration, as determined by the Board of Directors of the Company for purposes of the Company's financial statements. "Market Price" as of any date shall mean the average of the high and low sale prices of the Company's Common Stock as reported on the NASDAQ Stock Market (the "Average") for the 30 business days immediately preceding the date in question, provided that (i) prior to the issuance of stock pursuant to a public offering (the "Public Offering") expected to occur prior to June 30, 1997, or such later date as the Company and its underwriters may determine, the Market Price shall equal 94.7% of the book value of the Company as set forth on the Company's most recent balance sheet prior to the date in question, (ii) the Market Price of stock purchased in connection with the Public Offering shall equal the public offering price, (iii) during the 30-day period following the Public Offering the Market Price will equal the greater of the public offering price or the Average for the period from the date of the Public Offering to the date in question, and (iv) the Market Price of stock purchased in connection with any subsequent public offering shall equal the public offering price in such subsequent public offering.

      2.2 PURCHASE OR ACQUISITION OF COMMON STOCK. If at any time the Company shall propose to purchase or otherwise acquire any outstanding shares of its Common Stock, then the Company shall notify Deltec thereof as promptly as practicable and shall offer to purchase from Deltec, concurrently with such purchase or other acquisition, such number of shares (including fractional shares) that, after giving effect thereto, Deltec will own exactly 25% of the outstanding shares of Common Stock.


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      2.3 OTHER  CLASS OF STOCK.  If at any time the  Company  shall  propose to issue or sell any shares of Class B common stock, Class C common stock, Class D common stock or serial preferred stock authorized by its certificate of incorporation or any other class of common stock hereafter authorized by the Company, then the Company shall notify Deltec thereof as promptly as practicable and shall offer to sell to Deltec, concurrently with the issuance of such shares such number of such shares as will enable Deltec to maintain ownership of 25% of such other class of stock.

      2.4 REGISTRATION RIGHTS. The Company agrees to grant Deltec registration rights in respect of any shares of Common Stock that Deltec decides to sell. The terms and conditions of such registration rights will be agreed to as promptly as practicable after the execution and delivery of this Agreement.

                                  ARTICLE III

                                 MISCELLANEOUS

      3.1 AMENDMENTS, TERMINATION, TRANSFER, ETC. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each of the Company, Deltec, and the Controlling Stockholder.

      3.2 NOTICES. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, facsimile transmission or by United States mail (registered, return request required), properly addressed and postage prepaid:

      If to the Company or the Controlling Stockholder, to:

            Argo Bancorp, Inc.
            7600 West 63rd Street
            Summit, Illinois 60501

            Attn: Frances Pitts, Esq.
                  General Counsel
            Tel.: 708-496-7178
            Fax:  708-496-2946

      with a copy to:

            Muldoon, Murphy & Faucette
            5101 Wisconsin Avenue, N.W.
            Washington, D.C. 20016

            Attn: Mary M. Sjoquist, Esq.
            Tel.: 202-362-0840
            Fax:  202-966-9409


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      If to Deltec, to:

            The Deltec Banking Corporation Limited
            Deltec House, P.O. Box N-3229
            Lyford Cay, Nassau, Bahamas

            Attn: Matthew F. Gibbons, President
            Tel.: 242-362-4549
            Fax:  242-362-4623

      with a copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004

            Attn: Richard R. Howe, Esq.
            Tel.: 212-558-3612
            Fax:  212-558-3111

Such names and addresses may be changed by such notice.

      3.3 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, obligations or liabilities under or by reason of this Agreement.

      3.4 ASSIGNABILITY. The agreement shall not be assignable by any party without the prior written consent of each party hereto.

      3.5 HEADINGS. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

      3.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      3.7 APPLICABLE LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.


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      IN WITNESS WHEREOF,  the undersigned have hereto set their hands as of the day and year first above written,


                                    ARGO BANCORP, INC.



                                    By:
                                          -----------------------------
                                          Name:
                                          Title:


                                    THE DELTEC BANKING CORPORATION




                                    By:
                                          -----------------------------
                                          Name:
                                          Title:




                                          --------------------------------
                                                John G. Yedinak



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